EXHIBIT 4.8


                     REFERENCE PRICE SUBLICENSING AGREEMENT


                  THIS SUBLICENSE AGREEMENT (the "Sublicense Agreement") is entered into as of November 22, 2006 ("Effective Date"), by and among MACROMARKETS LLC, a Delaware limited liability company ("Sublicensor"), and Investors Bank & Trust Company, a Massachusetts trust company, not in its individual capacity but solely (i) as trustee of the Claymore MACROshares Oil Up Holding Trust (the "Up-MACRO Holding Trust"), (ii) as trustee of the Claymore MACROshares Oil Down Holding Trust (the "Down-MACRO Holding Trust" and together with the Up-MACRO Holding Trust, the "Paired Holding Trusts"), (iii) as trustee of the Claymore MACROshares Oil Up Tradeable Trust (the "Up-MACRO Tradeable Trust"), and (iv) as trustee of the Claymore MACROshares Oil Down Tradeable Trust (the "Down-MACRO Tradeable Trust" and together with the Up-MACRO Tradeable Trust, the "Tradeable Trusts" and collectively, with the Paired Holding Trusts, the "MACRO Trusts") (such entity, in its capacities set forth above, the "Trustee").


                  WHEREAS, the Sublicensor and the New York Mercantile Exchange, Inc., a Delaware corporation ("NYMEX") have entered into a License Agreement, dated as of November 22, 2006 (the "NYMEX License Agreement");


                  WHEREAS, pursuant to the NYMEX License Agreement, NYMEX has granted the Sublicensor a limited, worldwide, non-exclusive, non-transferable License to use certain of its proprietary settlement prices solely for the purpose of (i) the issuance, sale, redemption and valuation of the MACRO Securities (as defined herein), (ii) the making of distributions on the MACRO Securities, and (iii) the preparation of disclosure in a public registration statement or a private offering documents pursuant to the securities or other applicable laws of the United States or any other country about any MACRO Securities as deemed necessary or desirable by the Sublicensor under any such laws and any related rules or regulations (such purposes, the "Permitted Purposes");


                  WHEREAS, the NYMEX License Agreement includes the limited right of the Sublicensor to grant sublicenses to its wholly-owned subsidiaries and Affiliates, Claymore Securities Inc., and the MACRO Trusts, but solely for the Permitted Purposes;


                  WHEREAS, the Up-MACRO Holding Trust was established pursuant to a trust agreement, dated on or about November 22, 2006 (the "Up-MACRO Holding Trust Agreement"), by and among Macro Securities Depositor, LLC, a Delaware limited liability company, as depositor (the "Depositor"), Claymore Securities, Inc., as administrative agent (in such capacity, the "Administrative Agent") and marketing agent (in such capacity, the "Marketing Agent") and the Trustee, pursuant to which the Up-MACRO Holding Trust will issue shares representing undivided beneficial interests in and ownership of the Up-MACRO Holding Trust (such shares, the "Up-MACRO Holding Shares");


                  WHEREAS, the Down-MACRO Holding Trust was established pursuant to the Trust Agreement, dated as of November 22, 2006 (the "Down-MACRO Holding Trust Agreement" and together with the Up-MACRO Holding Trust Agreement, the "Holding Trust Agreements"), by and among the Depositor, the Administrative Agent, the Marketing Agent and the Trustee, pursuant to which the Down-MACRO Holding Trust will issue shares representing undivided beneficial interests in and ownership of the Down-MACRO Holding Trust (such shares, the "Down-MACRO Holding Shares");


                  WHEREAS, the Up-MACRO Tradeable Trust was established pursuant to the Trust Agreement, dated as of November 22, 2006 (the "Tradeable Trust Agreement"), by and among the Depositor, the Administrative Agent and the Trustee, pursuant to which the Up-MACRO Tradeable Trust will issue shares representing undivided beneficial interests in and ownership of the Up-MACRO Tradeable Trust (such shares, the "Up-MACRO Tradeable Shares");


                  WHEREAS, the Down-MACRO Tradeable Trust was established pursuant to the Trust Agreement, dated as of November 22, 2006 (the " Down-MACRO Tradeable Trust Agreement"), by and among the Depositor, the Administrative Agent and the Trustee, pursuant to which the Down-MACRO Tradeable Trust will issue shares representing undivided beneficial interests in and ownership of the Down-MACRO Tradeable Trust (such shares, the "Down-MACRO Tradeable Shares"); and


                  WHEREAS, the Sublicensor now desires to grant to the Sublicensee a sublicense under the NYMEX License Agreement under the terms set forth herein.


                  NOW, THEREFORE, in consideration of the promises and the mutual agreements herein contained, and other good and valuable consideration, the Sublicensor and the Sublicensees (each a "Party", and collectively, the "Parties") agree as follows:

1. DEFINITIONS.

                  The following terms, when used in this Sublicense Agreement shall have the respective meanings set forth below:

         1.1. "Administrative Agent" shall have the meaning set forth in the preamble.

         1.2. "Affiliate" shall mean, with respect to a legal entity, any other legal entity which, directly or indirectly, is in control of, or controlled by, or is under common control with, such entity. For the purposes of this definition, control of a legal entity shall mean the power, direct or indirect,
(i) to vote more than 50% of the securities having ordinary voting power for the election of directors of any such entity or (ii) to direct or cause the direction of the management and policies of such entity.

         1.3. "Calculation Period" shall have the meaning set forth in the applicable Holding Trust Agreement.

         1.4. "CFTC" shall mean the U.S. Commodities Futures Trading
Commission.

         1.5. "Confidential Information" shall have the meaning set forth in
Section 5.1 herein.

         1.6. "Depositor" shall have the meaning set forth in the preamble.

         1.7. "Discloser" shall have the meaning set forth in Section 5.1 herein.

         1.8. "Distribution Date" shall have the meaning set forth in the applicable Holding Trust Agreement.

         1.9. "Distribution Payment Date" shall have the meaning set forth in the applicable Holding Trust Agreement.

         1.10. "Down-MACRO Holding Trust" shall have the meaning set forth in the preamble.

         1.11. "Down-MACRO Holding Trust Agreement" shall have the meaning set forth in the preamble.


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

         1.12. "Down-MACRO Tradeable Trust" shall have the meaning set forth in the preamble.

         1.13. "Down-MACRO Tradeable Trust Agreement" shall have the meaning set forth in the preamble.

         1.14. "Effective Date" shall mean the date of this Sublicense
Agreement.

         1.15. "Force Majeure Event" shall mean anything beyond the reasonable control of the NYMEX, the Sublicensor or the Sublicensees to prevent or to remedy, including but not limited to any flood, extraordinary weather conditions, earthquake or other act of God, fire, war, act of terrorism, insurrection, riot, labor dispute, accident, action of government, communications or power failures, or equipment or software malfunctions.

         1.16. "Holding Trust Agreements" shall have the meaning set forth in the preamble.

         1.17. "MACRO Securities" shall mean (i) the Up-MACRO Holding Shares,
(ii) the Down-MACRO Holding Shares, (iii) the Up-MACRO Tradeable Shares and
(iv) the Down-MACRO Tradeable Shares.

         1.18. "MACRO Trusts" shall have the meaning set forth in the preamble.

         1.19. "Market Data" shall mean NYMEX's proprietary settlement prices for NYMEX's Light Sweet Crude Oil Futures Contracts for the front (or spot) month and the month immediately thereafter that are licensed to Sublicensor under the NYMEX License Agreement.

         1.20. "Marketing Agent" shall have the meaning set forth in the preamble.

         1.21. "Marks" shall mean the service marks and trade names "NEW YORK MERCANTILE EXCHANGE" and "NYMEX" as licensed to Sublicensor under the NYMEX License Agreement.

         1.22. "Materials" shall have the meaning set forth in Section 2.2 herein.

         1.23. "NASD" shall mean the National Association of Securities
Dealers.

         1.24. "NYMEX" shall have the meaning set forth in the preamble.

         1.25. "NYMEX License" shall mean the license granted to the Licensor pursuant to the NYMEX License Agreement.

         1.26. "NYMEX License Agreement" shall have the meaning set forth in the preamble.

         1.27. "NYMEX Sublicense" shall have the meaning set forth in Section
2.1.

         1.28. "Party" shall have the meaning set forth in the preamble.

         1.29. "Paired Holding Trusts" shall have the meaning set forth in the preamble.

         1.30. "Permitted Purposes" shall have the meaning set forth in the preamble.


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

         1.31. "Price Determination Day" shall mean each business day (i.e., each day on which the NYMEX's open outcry exchange is open for trading) and, for any day that is not a business day, the last preceding business day.

         1.32. "Prospectuses" shall mean (i) the prospectus filed as part of an amendment to the registration statement on Form S-1, file No. 333-116566, by the Sublicensees with the SEC for the Up-MACRO Holding Shares and the Up-MACRO Tradeable Shares issued by the Up-MACRO Holding Trust and the Up-MACRO Tradeable Trust, respectively, that will be used in connection with the offering and sale of such shares and (ii) the prospectus filed as part of an amendment to the registration statement on Form S-1, file No. 333-135120 by the Sublicensees with the SEC for the Down-MACRO Holding Shares and the Down-MACRO Tradeable Shares issued by the Down-MACRO Holding Trust and the Down-MACRO Tradeable Trust, respectively, that will be used in connection with the offering and sale of such shares.

         1.33. "Receiver" shall have the meaning set forth in Section 5.1.

         1.34. "SEC" shall mean the U.S. Securities and Exchange Commission.

         1.35. "Sublicensee" shall mean any of the Up-MACRO Holding Trust, the Up-MACRO Tradeable Trust, the Down-MACRO Holding Trust or the Down-MACRO Tradeable Trust, MACRO Securities Depositor, LLC, Investors Bank & Trust Company or Claymore Securities, Inc. "Sublicensees" means all of the entities listed in the first sentence of this paragraph 1.35.

         1.36. "Sublicense Fee" shall mean the compensation that the Sublicensees shall pay the Sublicensor pursuant to Section 6.1 herein.

         1.37. "Sublicensor" shall have the meaning set forth in the preamble.

         1.38. "Sublicensor Indemnitees" shall have the meaning set forth in
Section 11.

         1.39. "Termination Date" shall have the meaning specified in Section
12.1 hereof.

         1.40. "Tradeable Trusts" shall have the meaning set forth in the preamble.

         1.41. "Tradeable Trust Agreements" shall have the meaning set forth in the preamble.

         1.42. "Trustee" shall have meaning set forth in the preamble.

         1.43. "Up-MACRO Holding Trust" shall have the meaning set forth in the preamble.

         1.44. "Up-MACRO Holding Trust Agreement" shall have the meaning set forth in the preamble.

         1.45. "Up-MACRO Tradeable Trust" shall have the meaning set forth in the preamble.

2. SUBLICENSE.

         2.1. Pursuant to Article 2 of the NYMEX License Agreement, and subject to the terms and conditions of this Sublicense Agreement, the Sublicensor hereby grants to the Sublicensees (a) a limited, worldwide, non-exclusive, non-transferable (except as set forth in Article 14 herein) sublicense under the NYMEX License to use the Market Data solely for Permitted Purposes and (b) a limited, worldwide (to the extent NYMEX has established service mark rights in the Marks in countries outside of the United


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

States), non-exclusive, non-transferable (except as set forth in Article 14 herein) sublicense under the NYMEX License to use the Marks only in connection with the identification of the source of the Market Data used in connection with the Permitted Purposes (subsections (a) and (b) collectively, the "NYMEX Sublicense"). It is expressly agreed and understood by the Sublicensees that no rights to use the Market Data and Marks are granted hereunder to the Sublicensees other than those specifically described and expressly granted herein. Notwithstanding anything to the contrary contained in this Sublicense Agreement, the Sublicensor has not granted to the Sublicensees any rights or interests in any intellectual property of, or licensed to, the Sublicensor, other than the Sublicense expressly granted in this Section 2.1 as limited by the terms and conditions stated in this Sublicense Agreement.

         2.2. The Sublicensor and NYMEX shall have the right to review and control all uses of the Marks hereunder by the Sublicensees, and the Sublicensees shall furnish in advance to Sublicensor and NYMEX all materials, including, where applicable and without limitation, the Prospectuses and any related offering, marketing and promotional materials (collectively, the "Materials") to be used in connection with any issuance of the MACRO Securities in which any of the Marks are used, for the Sublicensor's and NYMEX's prior review and approval of the uses of the Marks therein, which approval shall not be unreasonably withheld. In the event the Materials are issued in a language other than English, the Sublicensees shall provide the Sublicensor and NYMEX with an English translation of the relevant portion of such Materials. The Sublicensor and NYMEX each shall notify the Sublicensees, in accordance with
Article 13 hereof, of its approval or disapproval of any Materials (which shall include the definition of the relevant settlement price used therein) within seventy-two (72) hours (excluding Saturday, Sunday or on any date on which NYMEX is closed for trading) following receipt thereof from the Sublicensees. If either the Sublicensor or NYMEX does not approve of any use, it shall advise the Sublicensees of its reasons. In the event the Sublicensor or NYMEX fails to approve or disapprove any Material submitted to it for review within such seventy-two (72) hour period, the Material shall be deemed approved by Sublicensor or NYMEX, respectively. Once Materials have been approved or deemed approved by both NYMEX and the Sublicensor, the Sublicensees will not need to submit any subsequent Materials to the Sublicensor or NYMEX for their approval if such subsequent Material does not alter the use or description of the Sublicensor, NYMEX, the Marks or the Market Data. In this regard, the Sublicensees agree that the quality of the services, in connection with which the Marks may or will be used, as permitted herein, by the Sublicensees will be commensurate with the reputation of both NYMEX and the Sublicensor for reliability and high quality in financial services, and each of NYMEX and the Sublicensor shall have the right to require the Sublicensees to adhere to that standard of quality. The Sublicensees shall not do anything which will impair the validity of the Marks, NYMEX's rights in the Marks, the Sublicensor's License in the Marks, or the good will symbolized by each of the Marks. Notwithstanding anything to the contrary in the aforementioned paragraph, any approval to be given by NYMEX of Materials shall only be with respect to information related to NYMEX and shall not include any approvals that relate solely to the business and operations of the Sublicensor.

         2.3. The Sublicensees hereby expressly agree not to sublicense or sub-sublicense the Sublicense granted hereunder to any Person without the express prior written consent of NYMEX and the Sublicensor.

         2.4. Each of the Sublicensees agrees that it is bound by the obligations of Sublicensor under the NYMEX License Agreement as if each of the Sublicensees was the Sublicensor. In the event of any conflict between the terms of this Sublicense Agreement and the NYMEX License Agreement with respect to the scope of the License or any rights of NYMEX, the NYMEX License Agreement shall govern.


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

         2.5. ALL RIGHTS OF SUBLICENSOR NOT SPECIFICALLY AND EXPRESSLY SUBLICENSED TO SUBLICENSEES IN THIS SECTION 2 ARE HEREBY RESERVED FOR SUBLICENSOR.

3. ACKNOWLEDGMENT OF RIGHTS.

         3.1. The Sublicensees will not directly or indirectly: (i) challenge or contest the validity or enforceability of the Market Data and Marks; (ii) dispute the validity, enforceability, or NYMEX's exclusive ownership of, any trademark, trade name or domain name application or registration owned by NYMEX with respect to the Marks or initiate or participate in any proceeding of any kind opposing the grant to NYMEX of any trademark, trade name, or domain name registration in the Marks or similar marks; (iii) fail to meet NYMEX's quality control with respect to the Market Data or Marks or make any other use thereof other than as expressly permitted herein; (iv) apply to register or otherwise obtain registration of the Market Data or any works based thereon or derivative thereof, the Marks or any marks similar thereto, in the trademark or copyright office of any country or state, or with any business or domain name registrar; or (v) assist any other Person to do any of the foregoing.

         3.2. Any violation of this Article 3 will constitute a material breach of this Sublicense Agreement.

4. ENFORCEMENT.


                  The Sublicensees shall promptly (a) notify NYMEX and the Sublicensor of any potential or actual infringement by a third party of the Market Data or Marks of which the Sublicensees become aware, and (b) provide to NYMEX and the Sublicensor all evidence of such infringement in the Sublicensees' possession, custody or control. As between Sublicensor and Sublicensees, the Sublicensor (or its delegate) shall have the sole right, but not the obligation, to initiate any legal action at its own expense against such infringement and to recover damages and enforce any injunction granted as a result of any judgment in NYMEX's or the Sublicensor's favor. NYMEX shall have sole control over any such action, including, without limitation, the sole right to settle and compromise such action. In the event of a dispute between NYMEX and any third party regarding the infringement, validity or enforceability of NYMEX Market Data and Marks, the Sublicensees agree, at NYMEX's expense, to do all things reasonably requested by NYMEX to assist NYMEX in connection with such dispute.

5. CONFIDENTIALITY.

         5.1. Each party acknowledges that the business information of the other party, any other information of the other party and the Market Data that may exist from time to time which is provided to such party (the "Receiver") by or on behalf of the other party (the "Discloser"), or to which Receiver is given access by or on behalf of the Discloser, is, prior to such information being disclosed to the general public, confidential to Discloser or, in the case of the Market Data, to NYMEX (all such information being "Confidential Information"). The Receiver shall maintain the confidentiality of the Confidential Information in a manner using at least as great a degree of care as the manner used by the Receiver to maintain the confidentiality of its own confidential information, and the Receiver's other obligations under this
Section 5.1 shall not limit the generality of the foregoing; provided, however, that Receiver shall be permitted to disclose such Confidential Information to any entity that is involved in the issuance of the MACRO Securities, provided that such entity agrees in writing to maintain the confidentially of such information.

         5.2. Except as set forth in this Sublicense Agreement, or with the prior written consent of the Discloser, the Receiver shall not, at any time hereafter, directly or indirectly communicate or otherwise


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


disclose or permit the disclosure of any Confidential Information to any other person or entity. The Receiver may disclose the Confidential Information only to such of its employees, Affiliates, agents and service providers who have a need to know such information in order to help the Receiver in issuing the MACRO Securities or exercising its rights in accordance with the terms of this Sublicense Agreement. The Receiver shall be accountable and responsible for any acts of such employees, Affiliates, agents and service providers that in any way constitute a breach of its obligations under this Section 5.2. The Receiver shall ensure that its attorneys agree, and that such Affiliates, agents, and service providers agree in writing, to be bound by the confidentiality obligations set forth in this Section 5.2 as if such attorneys, Affiliates, agents, and service providers were each the Receiver.

         5.3. This Article 5 imposes no obligation of confidentiality upon the Receiver in respect of information that: (i) was in the Receiver's possession before receipt from the Discloser or others acting on behalf of the Discloser;
(ii) is or becomes a matter of public knowledge through no fault of the Receiver (provided, that disclosure of NYMEX's settlement prices on its website or through vendors of market data shall not be regarded as making those prices a matter of public knowledge); (iii) is rightfully received by the Receiver from a third party without a duty of confidentiality; (iv) is independently developed by the Receiver; or (v) is required by law or regulation to be disclosed, or is released, in accordance with a valid court or governmental order, (provided, that for the purposes of this clause (v), the Receiver shall, at its own expense, provide the Discloser, in the case of such order, with prompt notice thereof, including copies of subpoenas or orders requesting the Confidential Information, cooperate reasonably with the Discloser in resisting the disclosure of the Confidential Information via a protective order or other appropriate legal action, minimize any such disclosure to the Confidential Information specifically required to be disclosed and not make such disclosure until the Discloser has had a reasonable opportunity to resist such disclosure, unless Receiver is ordered to do otherwise).

6. COMPENSATION.

         6.1. As payment in full and consideration for the Sublicense granted hereunder, the Sublicensees shall pay to the Sublicensor in arrears on each Distribution Date, an amount equal to (i) with respect to any Distribution Date, the sum of, for each day during the related Calculation Period, an amount equal to a per annum rate of 0.065% multiplied by the Up-MACRO Underlying Value on such day, which shall be payable to the Sublicensor from the amounts on deposit in the Up-MACRO Holding Trust, plus (ii) with respect to any Distribution Date, the sum of, for each day during the related Calculation Period, an amount equal to a per annum rate of 0.065% multiplied by the Down-MACRO Underlying Value on such day, which shall be payable to the Sublicensor from the amounts on deposit in the Down-MACRO Holding Trust (such aggregate amount, the "Sublicense Fee").

         6.2. The Sublicense Fee, plus any taxes payable or reimbursable to the Sublicensor hereunder, shall be remitted to the Sublicensor in U.S. Dollars only, by electronic transfer of immediately available funds on each Distribution Payment Date. Nothing herein shall be deemed to require the Sublicensor or NYMEX to furnish any of the Market Data directly to the Sublicensees, and the Sublicensees warrant that, during the term of this Sublicense Agreement, the Sublicensees will be receiving, at their own expense, the Market Data through a market data vendor which has entered into an agreement with NYMEX, regarding the furnishing of data and information of NYMEX, including Market Data, to subscribers.

         6.3. The Sublicensees shall pay all sales, use, transfer, value added or other taxes, if any (excluding taxes imposed on the net income of the Sublicensor), levied or imposed by reason of the transactions contemplated herein. All payments to be made by the Sublicensees to the Sublicensor under this Sublicense Agreement shall be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any authority having power to tax unless the withholding or deduction of such taxes,


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duties, assessments or governmental charges is required by law. In that event, the Sublicensees shall pay such additional amounts as may be necessary in order that the net amounts received by the Sublicensor after such withholding or deduction shall equal the amount which would have been receivable in respect of this Sublicense Agreement in the absence of such withholding or deduction.

         6.4. The Sublicensor shall have the right once each calendar year, and at its expense, and upon reasonable advance notice to the Sublicensees, to have an accountant audit, during normal business hours, at the Sublicensees' designated place of business, the books and records of the Sublicensees, which relate to the respective Underlying Values of the Up-MACRO and Down-MACRO Holding Trusts, in order to verify (i) the Sublicensees' calculations of the Sublicense Fee paid to the Sublicensor pursuant to this Sublicense Agreement, and (ii) the elements used in such calculations. The Sublicensees shall make all payments required to be made to eliminate any discrepancy revealed by any such audit.

7. WARRANTIES; DISCLAIMER.

         7.1. Each of the Sublicensor and each Sublicensee warrants that it has the right and power to enter into this Sublicense Agreement and that the terms of this Sublicense Agreement are not inconsistent with any other contractual obligations or other legal obligations it may have.

         7.2. NEITHER NYMEX NOR THE SUBLICENSOR GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE MARKET DATA OR ANY DATA USED TO CREATE IT. NEITHER NYMEX NOR THE SUBLICENSOR GUARANTEES THE UNINTERRUPTED OR UNDELAYED CREATION OR DISSEMINATION OF THE MARKET DATA OR ANY DATA USED IN CREATING IT. NEITHER NYMEX NOR THE SUBLICENSOR MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE SUBLICENSEES OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF THE MARKET DATA OR ANY DATA, USED TO CREATE IT, AND, FURTHER, NYMEX AND THE SUBLICENSOR EXPRESSLY DISCLAIM ALL SUCH WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE MARKET DATA OR ANY DATA USED IN CREATING IT.

8. LIMITATIONS OF LIABILITY.

                  IN NO EVENT SHALL THE SUBLICENSOR, NYMEX, OR THEIR RESPECTIVE SUBSIDIARIES, AFFILIATES, MEMBERS, DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES OR AGENTS, HAVE ANY LIABILITY WHATSOEVER TO SUBLICENSEES OR ANY OTHER PERSON OR ENTITY FOR ANY DAMAGES WHETHER SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL (INCLUDING LOST PROFITS), ARISING FROM THE MARKET DATA, INCLUDING THE USE OF, OR THE INABILITY TO USE, THE MARKET DATA, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

9. ALTERNATIVE LIMITATION OF LIABILITY.

                  In the event that the disclaimer of warranties and limitations of liability set forth in Article 7 and Article 8 hereof, respectively, are deemed invalid or ineffective by a court of competent jurisdiction, the Sublicensor and NYMEX, and their respective subsidiaries, Affiliates, members, directors, managers, officers, employees or agents, shall not be liable to the Sublicensees or any other person or entity for any damage arising out of the Sublicensees' use of the Market Data in connection with the MACRO Securities, any interruption or delay by NYMEX in the creation or dissemination of the Market Data, or any inability of the Sublicensees to use any of the Market Data, beyond the actual amount

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of the damage suffered by the Sublicensees (even if the Sublicensor or NYMEX is found liable by any court).

10. DISCLAIMER.

                  The Sublicensees shall ensure that there is a disclaimer substantially in the form set forth below, which shall be stated conspicuously in the Prospectus (including any supplement thereto), on any website maintained by the Trustee, Administrative Agent, Calculation Agent or other service provider on behalf of the MACRO Trusts (the address for which website shall be disclosed in the related Prospectus), and in all offering, marketing, and promotional materials used or furnished by the Sublicensees in connection with the MACRO Securities.


                         NEW YORK MERCANTILE EXCHANGE, INC. (i) DOES NOT IN ANY WAY PARTICIPATE IN THE OFFERING, SALE, OR ADMINISTRATION OF THE SECURITIES, OR ANY PAYMENTS TO BE MADE ON ANY OF THE SECURITIES, (ii) DOES NOT IN ANY WAY ENSURE THE ACCURACY OF ANY OF THE STATEMENTS MADE IN [THE] [OR THIS] PROSPECTUS [OR ANY PROSPECTUS SUPPLEMENT] [OR THIS DOCUMENT], (iii) IS NOT LIABLE FOR ANY ERROR OR OMISSION IN ANY SETTLEMENT PRICE USED IN CONNECTION WITH THE SECURITIES, AND (iv) IS NOT IN ANY WAY AN OFFEROR OF THE SECURITIES.

11. INDEMNIFICATION.

The Sublicensees shall defend, indemnify and hold the Sublicensor, NYMEX and their respective Affiliates and subsidiaries, members, directors, managers, officers, employees and agents, (collectively, "Sublicensor Indemnitees") harmless from and against any and all liability, losses, claims, damages, settlements, judgments, costs and expenses, including, but not limited to, reasonable attorneys' fees, which the Sublicensor Indemnitees may suffer as a result of any claim by any person arising from (a) the issuing, offering for sale, marketing, promotion, sale, or redemption of the MACRO Securities or any payment on the MACRO Securities, (b) the Sublicensees' use of, or inability to use, the Market Data, or (c) the Sublicensees' use of any of the Marks as Sublicensed herein, provided that the Sublicensees are promptly notified in writing of any such claim. The Sublicensees shall not have the exclusive right to control the defense of such claim. In no event shall the Sublicensees settle or compromise any claim described above without the Sublicensor's and NYMEX's prior written approval. Each of the Sublicensor and NYMEX shall have the right, at its own cost and expense, to assist in the defense of any such claim and to be represented by respective counsel of its choice.

12. TERM AND TERMINATION.

         12.1. This Sublicense Agreement shall become effective as of the Effective Date, and shall remain in effect for an initial term until the earlier of (i) the termination of the Up-MACRO and the Down-MACRO Holding Trusts and (ii) the termination of the NYMEX License Agreement (the Date on which the one of the forgoing events occurs, the "Termination Date").

         12.2. Upon termination of this Sublicense Agreement, the Sublicensees shall cease all use of the Market Data hereunder and Marks sublicensed hereunder and immediately pay to the Sublicensor all amounts due and owing to the Sublicensor hereunder up to and including the date of termination.

13. NOTICES.

                  All notices or communications to be given under this Sublicense Agreement shall be in writing, in the English language only, and delivered either by (a) hand with written confirmation of receipt required, (b) internationally recognized overnight courier (e.g., Federal Express, UPS or DHL) providing written confirmation of delivery, or (c) registered or certified mail, return receipt requested, postage prepaid, to the parties hereto at their respective addresses set forth below, or at such other address as either party may from time to time designate by prior written notice to the other. All notices will be deemed given when delivered personally, if mailed by registered or certified mail, five (5) days from the date of mailing, or if delivered by overnight courier, 72 hours after being delivered to such overnight courier.

                  If to the Sublicensor:

                  MACROMARKETS LLC,
                  73 Green Tree Drive #9
                  Dover, DE 19904
                  (888) MACROS1
                  Attention: Samuel Masucci, III

                  With a copy to:
                  Skadden, Arps, Slate, Meagher & Flom, LLP
                  Four Times Square,
                  New York, New York 10036
                  (212) 735-3000
                  Attention: Richard F. Kadlick, Esq.

                  If to the Sublicensees:

                  Investors Bank & Trust Company
                  on behalf of each of the MACRO Trusts
                  200 Clarendon Street
                  Boston, Massachusetts 02116
                  (617) 937-6369
                  Attention:  Timothy McGowan

                  If to the NYMEX:

                  New York Mercantile Exchange, Inc.
                  One North End Avenue
                  World Financial Center
                  New York, New York 10282
                  Attention:  General Counsel

14. ASSIGNMENT.

         (a) Sublicensor may assign or otherwise transfer (whether by operation of law or otherwise) any right or obligation hereunder without the prior written consent of the Sublicensees, provided, that a due notice is given to each of the Sublicensees.

         (b) Each Sublicensee may not assign or otherwise transfer (whether by operation of law, change of control or otherwise) any right or obligation under this Agreement without the prior written consent of Sublicensor and NYMEX.

         (c) This Agreement is binding on and inures to the benefit of the Parties and their permitted successors and assigns. Any attempted assignment or other transfer of rights under this Agreement in violation of this Section 14 will be void.

15. AMENDMENTS.

                  This Sublicense Agreement may not be modified, altered, amended, changed, waived, or superseded except by agreement in writing signed by the parties hereto.

16. WAIVERS.

                  No provision of this Sublicense Agreement may be waived except by a written instrument signed by the party charged with the waiver. Neither the delay nor failure of either party in exercising any right with respect to any breach or default by the other party under any provision of this Sublicense Agreement, nor the partial or single exercise thereof, shall be deemed to constitute a waiver of such right with respect to any other breach or default by such other party under that or any other provision of this Sublicense Agreement. Furthermore, no breach, default or threatened breach or default under any provision of this Sublicense Agreement by either party shall relieve the other party of its obligations or liabilities under this Sublicense Agreement. Nothing in this Article shall be construed to (a) limit the rights of the Sublicensor to terminate this Sublicense Agreement pursuant to Article 12, or otherwise under the law, including but not limited to terminating for uncured breach hereof by the Sublicensees, or (b) impose any obligation on the Sublicensor, or require the performance of any obligation herein by the Sublicensor, following termination of this Sublicense Agreement.

17. GOVERNING LAW.

                  This Sublicense Agreement is made in, and shall be governed by and construed in accordance with the laws of the State of New York. The parties hereby consent to the exclusive jurisdiction of the state and federal courts located in the County of New York, State of New York for the purpose of any action or proceeding brought by either of them in connection with this Sublicense Agreement or any alleged breach thereof. Each party hereby consents and agrees to the exercise of personal jurisdiction over such party by any such court in the County and State of New York in any action or proceeding brought by the other party against such party in connection with this Sublicense Agreement or any alleged breach thereof. Each party hereby waives any objection to venue for any such action or proceeding in any such court in the County and State of New York. Each party hereby agrees that the other party may make effective service of the summons and complaint in any such action or proceeding on such party by use of an internationally recognized courier (e.g., Federal Express, UPS, or DHL), or registered or certified mail, return receipt requested, postage prepaid, addressed to such party and to the attention of the individual as identified in Article 13 of this Sublicense Agreement.

18. SEVERABILITY.

                  The invalidity or unenforceability of any term or provision of this Sublicense Agreement shall in no way affect the remaining terms and provisions hereof, and such invalid or unenforceable provision shall be replaced by a mutually acceptable provision of like economic intent and effect.

19. BINDING EFFECT.

                  This Sublicense Agreement shall be binding upon and inure to the benefit of the parties, and their respective permitted successors and assigns.

20. CONSTRUCTION.

                  Whenever the word "person" or "persons" is used in this Sublicense Agreement, it shall be deemed to include but is not limited to a natural person, firm, partnership, corporation, proprietorship, limited liability company, association or any other organization. Article titles in no way limit or modify the contents of their respective articles or Sections and are for reference purposes only. As used herein, the singular of any term includes the plural and the plural means the singular, whenever the context so requires.

21. ENTIRE AGREEMENT.

                  This Sublicense Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof, and supersedes all previous negotiations, representations and agreements, if any, with respect thereto between the parties. Notwithstanding any other provision of this Sublicense Agreement, (i) the parties hereto acknowledge that the rights granted by the Sublicensor hereunder are subject to the NYMEX License Agreement, and (ii) in the event of a conflict between the provisions of the NYMEX License Agreement and the provisions of this Sublicense Agreement as to the scope of the License or Sublicense or any of the rights of NYMEX, the provisions of the NYMEX License Agreement shall control.


22. THIRD-PARTY BENEFICIARY


                  NYMEX is a third-party beneficiary of the Sublicensees' obligations under this Sublicense Agreement.


23. SURVIVAL.

                  Notwithstanding anything to the contrary contained in this Sublicense Agreement, (a) Articles 1, 3, 5, 7, 8, 9, 11, 13 and 16 through 23 hereof, (b) Section 12.2 hereof, and (c) the Sublicensees' obligation to pay the Sublicensor all amounts due hereunder shall survive termination of this Sublicense Agreement.

24. COUNTERPARTS.

                  This Sublicense Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have caused this Sublicense Agreement to be duly executed and delivered by their respective authorized officers as of the date first set forth above.


                                          CLAYMORE MACROSHARES OIL UP
                                          HOLDING TRUST

                                          CLAYMORE MACROSHARES OIL DOWN
                                          HOLDING TRUST

                                          CLAYMORE MACROSHARES OIL UP
                                          TRADEABLE TRUST

                                          CLAYMORE MACROSHARES OIL DOWN
                                          TRADEABLE TRUST



                                          By: INVESTORS BANK AND TRUST COMPANY,
                                          not in its individual capacity but
                                          solely as Trustee of each of the
                                          aforementioned trusts


                                          By:      /S/  Michael F. Rogers
                                             -----------------------------
                                          Name:    Michael F. Rogers
                                          Title:   President

                                          MACROMARKETS LLC


                                          By:     /S/  Samuel Masucci, III
                                             -----------------------------
                                          Name:   Samuel Masucci, III
                                          Title:  President